UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

November 29, 2010

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 29, 2010, NewStar Financial, Inc. (“NewStar”) borrowed the remaining $30,000,000 available under the term loan facility included in the Amended and Restated Note Agreement (the “Amended Note Agreement”), among NewStar, the holders party thereto and Fortress Credit Corp. (“Fortress”), as administrative agent, an affiliate of Fortress Investment Group, entered into on August 31, 2010. Under the terms of the Amended Note Agreement, NewStar was required to draw the entire $50,000,000 term loan facility by November 29, 2010 or pay a fee on the unfunded portion. As previously disclosed, NewStar drew $20,000,000 of the facility in connection with its acquisition of Core Business Credit, LLC. The term loan has a maturity date of August 31, 2014, subject to mandatory prepayment under certain circumstances including a change in control of NewStar and bears interest at 7.0% per annum plus a LIBOR floor of 1.5%. The Amended Note Agreement contains customary events of default (including payment defaults, cross-defaults to certain of our other indebtedness, breach of representations and covenants and change of control). An event of default would also occur if NewStar fails to satisfy a coverage test, which requires that at all times the Borrowing Base (as defined in the Amended Note Agreement) as of any date less the Pro Forma Interest Charges (as defined in the Amended Note Agreement) as of such date equal or exceed the total outstanding borrowing under the Amended Note Agreement, and such failure continues for 60 days. The occurrence of an event of default under the credit facility would permit the lenders to accelerate the indebtedness and terminate the term loan.

The foregoing description is qualified in its entirety by reference to the Amended Note Agreement filed as Exhibit 10.1 to NewStar’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2010 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL INC.

Date: December 3, 2010	By:	/S/ JOHN K. BRAY
John K. Bray
Chief Financial Officer